Exhibit 99.1

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

Pet Supplies Plus, LLC and Subsidiaries

Fiscal Years Ended January 2, 2021 and

December 28, 2019

With Report of Independent Auditors

Pet Supplies Plus, LLC and Subsidiaries

Consolidated Financial Statements

Fiscal Years Ended January 2, 2021 and December 28, 2019

Report of Independent Auditors

The Member

Pet Supplies Plus, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Pet Supplies Plus, LLC and Subsidiaries, which comprise the consolidated balance sheets as of January 2, 2021 and December 28, 2019, and the related consolidated statements of operations and member’s equity and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

1

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pet Supplies Plus, LLC and Subsidiaries at January 2, 2021 and December 28, 2019, and the consolidated results of their operations and their cash flows for the fiscal years then ended in conformity with U.S. generally accepted accounting principles.

Detroit, Michigan

March 19, 2021

2

Pet Supplies Plus, LLC and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

	January 2,	December 28,
	2021	2019
Assets
Current assets:
Cash and cash equivalents	$32,983	$13,071
Accounts receivable, net	29,964	17,040
Inventories	96,558	86,716
Prepaid expenses and other current assets	12,076	8,158
Total current assets	171,581	124,985

Property and equipment:
Property and equipment	112,794	97,153
Less accumulated depreciation	(37,724)	(18,451)
Net property and equipment	75,070	78,702

Other assets:
Goodwill	72,363	72,363
Intangible assets, net	142,657	154,849
Other assets	10,399	10,941
Total other assets	225,419	238,153
Total assets	$472,070	$441,840

Liabilities and member’s equity
Current liabilities:
Accounts payable	$41,927	$33,486
Accrued liabilities	56,130	18,167
Current portion of long-term debt	13,035	2,314
Total current liabilities	111,092	53,967

Long-term liabilities:
Long-term debt, net of current portion	230,652	241,413
Other liabilities	41,084	15,162
Total long-term liabilities	271,736	256,575
Member’s equity	89,242	131,298
Total liabilities and member’s equity	$472,070	$441,840

See accompanying notes.

3

Pet Supplies Plus, LLC and Subsidiaries

Consolidated Statements of Operations and Member’s Equity

(In Thousands)

	Fiscal Year Ended January 2, 2021	Fiscal Year Ended December 28, 2019

Retail sales	$579,216	$523,461
Wholesale sales	243,241	183,450
Royalties	14,894	12,063
Franchise fees	528	165
Service fees, advertising, and other revenue	8,081	7,843
	845,960	726,982

Cost of goods sold	524,292	447,658
Gross profit	321,668	279,324

Store, selling, general, and administrative expenses	272,359	225,561
Depreciation and amortization	37,907	30,156
Impairment expense	994	1,258
Loss on sale of retail stores	182	491
Loss on closure of retail stores	370	1,217
Loss on sale or disposal of assets	2,045	263
Operating income	7,811	20,378

Interest expense	(20,229)	(21,862)
Transaction related costs and charges	(25,455)	(2,666)
Other expense	(351)	(6)
Total other expenses	(46,035)	(24,534)

Provision for state and local income taxes	219	148
Net loss	$(38,443)	$(4,304)

Statements of member’s equity
Member’s equity, beginning of period	$131,298	$135,988
Cumulative effect adjustment from the adoption of ASC 606	–	29
Net loss	(38,443)	(4,304)
Distributions	(3,613)	(415)
Member’s equity, end of period	$89,242	$131,298

See accompanying notes.

4

Pet Supplies Plus, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Fiscal Year Ended January 2, 2021	Fiscal Year Ended December 28, 2019

Operating activities
Net loss	$(38,443)	$(4,304)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	39,484	31,611
Loss on sale or disposal of assets	2,045	263
Loss on reacquired franchise right	46	–
Non-cash contingent consideration	19,153	(183)
Non-cash impairment expense	994	1,258
Loss on sale of retail stores	370	491
Loss on closure of retail stores	182	1,217

Changes in:
Accounts receivable	(13,248)	(770)
Inventories	(9,991)	(1,053)
Prepaid expenses and other assets	(3,438)	(3,591)
Accounts payable and accrued liabilities	24,952	(243)
Transaction related costs	23,910	–
Deferred rent and tenant allowances	1,117	2,687
Net cash provided by operating activities	47,133	27,383

Investing activities
Purchase of property and equipment	(21,848)	(12,867)
Proceeds from sale of fixed assets	22	69
Proceeds from sale of retail stores	993	457
Inflow of cash from direct financing leases	1,300	945
Acquisition, net of cash acquired	(206)	–
Net cash used in investing activities	(19,739)	(11,396)

Financing activities
Borrowings on revolving loan	20,000	–
Repayments of revolving loan	(20,000)	(5,000)
Repayments of debt and capital leases	(3,869)	(2,790)
Member distributions	(3,613)	(415)
Net cash used in financing activities	(7,482)	(8,205)

Net increase in cash and cash equivalents	19,912	7,782

Cash and cash equivalents, beginning of period	13,071	5,289
Cash and cash equivalents, end of period	$32,983	$13,071

Supplemental cash flow information
Cash paid for interest	$18,361	$19,243
Cash paid for income taxes	$742	$1,127

Supplemental schedule of non-cash investing and financing activities
Capital expenditures and subleased assets
funded by accounts payable and capital leases	$1,246	$553

See accompanying notes.

5

Pet Supplies Plus, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

January 2, 2021

1. Nature of the Business and Principles of Consolidation

Pet Supplies Plus, LLC and subsidiaries (the “Company”) was formed in 2010 by Pet Supplies “Plus” Holdings, LLC (“Former Parent”) in a transaction that involved the acquisition of several companies that operated retail pet supply stores, and the assets of a franchisor of retail pet stores, a wholesale distributor of pet supplies and a company that provided store set-up services.

On December 12, 2018, PSP Holdings, LLC (“Holdings”) and its subsidiary entered into an agreement with the Former Parent to acquire all of the member’s interest in the Company. The subsidiary of Holdings was then merged into the Company with the Company surviving the merger (collectively, the “Merger Transaction”).

The Company and its subsidiaries operate a retail pet food and supplies business under the name Pet Supplies Plus. Operating companies included in the consolidated financial statements are (i) PSP Stores, LLC (“Stores”), the operator of 217 Pet Supplies Plus retail stores; (ii) PSP Franchising, LLC (“Franchising”), the franchisor of Pet Supplies Plus retail stores; (iii) PSP Distribution, LLC, a wholesale distributor of merchandise for the retail stores; (iv) PSP Service Newco, Inc. (“Service”), an entity that provides setup services for new franchisees; and (v) Pet Extreme, LLC, an entity that previously owned several acquired retail stores. Also included in the consolidated financial statements are PSP Group, LLC (“Group”) which provides most strategic- level functions, and PSP Subco, LLC that is wholly owned by Group and holds a 1% interest in several of the operating companies. Operations of the Company are primarily in the midwestern and eastern United States.

Intercompany balances and transactions are eliminated in consolidation.

Fiscal Year

The Company utilizes a 52/53-week reporting year ending on the Saturday closest to December 31. Fiscal year 2020 comprised 53 weeks and ended on January 2, 2021 and fiscal year 2019 comprised 52 weeks and ended on December 28, 2019.

6

2. Summary of Significant Accounting Policies Change in Accounting Principle

Goodwill and Customer-Related Intangible Assets

In connection with the Merger Transaction and application of purchase accounting in 2018, the Company elected certain alternative accounting methods for private companies under ASC 805- 20 – Business Combinations. Under this alternative, customer-based intangible assets were not separately identified on the consolidated balance sheet and were included as a component of goodwill. Additionally, the Company elected to amortize goodwill on a straight-line basis over 10 years under the alternative accounting method for private companies in ASC 350-20 – Goodwill.

As discussed in Note 2 – Subsequent Events section, the Company was acquired in 2021 by Franchise Group, Inc., a publicly traded company. The Company was required to change its method of accounting for goodwill and customer-related intangible assets to comply with U.S. GAAP guidance for public business entities. On a retrospective basis, customer-related intangibles were separately identified from goodwill and the previously recognized amortization of goodwill was reversed. Amortization of the customer-based intangible assets continued to be recorded on a straight-line basis over the estimated useful life. Additionally, goodwill was reviewed at the reporting unit level for past indications of impairment on a qualitative basis for the fiscal year ended December 28, 2019. No qualitative indications of impairment were noted.

Comparative financial statements of the prior year have been adjusted to apply the new methods retrospectively from the date of the Merger Transaction. The following financial statement line items as of January 2, 2021 and December 28, 2019 and for the fiscal years then ended were affected by the changes in accounting principle.

7

2. Summary of Significant Accounting Policies (continued)

The effects of the changes made to the Company’s consolidated balance sheet as of December 28, 2019 for the change in accounting principle were as follows (in thousands):

	As Adjusted	As Originally Reported	Effect of Change
Assets
Goodwill, net	$72,363	$78,092	$(5,729)
Intangible assets, net	154,849	141,536	13,313
Total	$227,212	$219,628	$7,584
Liabilities and member’s equity
Member’s equity	$131,298	$123,714	$7,584
Total liabilities and member’s equity	$131,298	$123,714	$7,584

The effects of the changes made to the consolidated statement of operations and member’s equity as of December 28, 2019 for the change in accounting principle were as follows (in thousands):

	As Adjusted	As Originally Reported	Effect of Change
Depreciation and amortization	$30,156	$37,438	$(7,282)
Net loss	$(30,156)	$(37,438)	$7,282
Member’s equity, beginning of period	$135,988	$135,686	$302
Cumulative effect adjustment from adoption of ASC 606	29	29	–
Net loss	(4,304)	(11,586)	7,282
Distributions	(415)	(415)	–
Member’s equity, end of period	$131,298	$123,714	$7,584

8

2. Summary of Significant Accounting Policies (continued)

The effects of the changes made to the Company’s consolidated statements of cash flow for the year ended December 28, 2019 for the change in accounting principle were as follows (in thousands):

	As Adjusted	As Originally Reported	Effect of Change
Net loss	$(4,304)	$(11,586)	$7,282
Depreciation and amortization	$31,611	$38,893	$(7,282)

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09 (“ASU”), Revenue From Contracts With Customers (Topic 606) and subsequently issued various amendments which provide additional clarification and implementation guidance. This standard has been codified as ASC 606. This guidance outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and superseded most revenue recognition guidance issued by the FASB, including industry specific guidance.

The Company completed its review of the impact of the new standard and identified certain key accounting policy changes that resulted from adopting the new standard. Specifically, the standard changes the timing in which the Company recognizes initial fees from franchisees for new store openings and related sales commissions. Franchise arrangements generally include a license and provide for a payment of initial fees, as well as royalties, advertising sales and other fees. Under the franchise agreement, franchisees are granted the right to operate a retail pet supply store under the Pet Supplies Plus name generally for a period of ten years. The franchise agreement can be renewed for two successive five-year terms for a nominal amount provided the franchisee meets the conditions outlined in the franchise agreement. Under ASC 606, initial franchise fees are recognized as the Company satisfies the performance obligation over the franchise term, which is generally twenty years.

The Company utilizes employees, franchise brokers and referral services to assist in the selling of franchises. Commissions are paid to these parties if a franchise agreement is executed. The Company considers these commissions as incremental costs in obtaining a customer contract and, as such, will be amortized over the period of benefit, which is aligned to the related franchise term of twenty years.

9

2. Summary of Significant Accounting Policies (continued)

The Company adopted ASC 606 as of December 30, 2018 using the modified retrospective method. This method allows the standard to be applied retrospectively through a cumulative catch up adjustment recognized upon adoption. In connection with the adoption of ASC 606, management evaluated the elements of franchisee contracts where the performance obligations had not been fulfilled as of December 30, 2018 (adoption date). As a result of this evaluation, an adjustment to beginning retained earnings and corresponding liabilities of approximately $36 was established on the date of adoption, December 30, 2018. Additionally, an adjustment to the beginning retained earnings and corresponding assets of approximately $7 was established on the date of adoption associated with the commissions paid. Accordingly, the net impact to retained earnings was a reduction of $29.

Retail Sales – Revenue is recognized at the time of sale for retail sales. Promotional and other sales discounts are recorded as a reduction in revenue at the time of sale. Sales taxes imposed and collected from customers and subsequently remitted to the states are not reflected in sales by the Company and are recorded as a liability on the consolidated balance sheets. Recorded in accrued liabilities is sales tax payable of $3,233 and $1,880 at January 2, 2021 and December 28, 2019. Allowances for sales reserves are provided at the time of sale based on past experience.

Wholesale Sales – Revenue from wholesale merchandise sales is recognized at the time goods are shipped and title has transferred. Allowances for sales returns are provided at the time of shipment based on past experience. The Company accounts for shipping and handling activities as fulfillment activities and these costs are accrued within cost of goods sold at the same time revenue is recognized. Franchisees are generally invoiced upon shipment and payment generally occurs within fourteen to thirty days.

Franchise Fees – Franchise fee revenue is comprised of fees received from franchisees and is recognized as revenue on a straight-line basis over the term of each franchise store agreement, which is generally twenty years. Franchise fees for area developments are received from franchisees for the exclusive right to develop franchises within a certain geographic area in accordance with a pre-determined development schedule. Such fees are allocated on a pro rata basis to each material right to open a franchise store and recognized as revenue on a straight-line basis over the term of each franchise store agreement which ranges from ten to twenty years.

Royalties – Royalty revenue is based on a percentage of franchisee sales and is earned as the underlying sales at the franchise stores occur. Franchisees are generally invoiced for royalties on a monthly basis and payment generally occurs within ten to twenty days.

10

2. Summary of Significant Accounting Policies (continued)

National Advertising Fund – Both company-owned and franchise stores contribute a monthly fee for the development, production, and distribution of national, regional, or local advertising. The Company has determined there are no performance obligations associated with the contributions received by the National Advertising Fund that are separate from the royalty payment stream and as a result these contributions are presented gross in the Company’s statement of operations. The amounts are recognized as revenue on a monthly basis upon invoicing. Revenue of $5,869 and $5,418 was billed and expenses of $6,835 and $5,788, including internal costs of $2,232 and $1,823, were expensed during the fiscal years ended January 2, 2021 and December 28, 2019, respectively, related to the fund. Revenue includes amounts for franchise and company-owned stores. Intercompany revenue and expense are eliminated in consolidation.

Contract Assets and Liabilities

The Company records contract assets and contract liabilities related to its revenue generating activities.

Contract assets relate to commissions paid to employees, franchise brokers and referral services to assist in the selling of franchises. These commissions are considered incremental costs in obtaining a customer contract and, as such, are amortized over the period of the benefit, which is aligned to the related franchise term. As of January 2, 2021, and December 28, 2019, the Company recorded contract assets in the amounts of $3,471 and $2,483, respectively. Such amounts are classified in “Other assets” on the consolidated balance sheets.

Contract liabilities relate to the deferral of initial franchise fees, which are paid upon signing a franchise agreement and recognized over the franchise term of twenty years. As of January 2, 2021 and December 28, 2019, the Company recorded contract liabilities in the amounts of $8,334 and $6,205, respectively. Such amounts are classified in “Other liabilities” on the consolidated balance sheet.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The bank accounts maintained by the Company are insured by the Federal Deposit Insurance Corporation up to $250. At various times during the year, cash balances exceeded federally insured limits.

11

2. Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable include promotional funding from vendors, including amounts to be remitted to franchisees for purchases made on their behalf, monthly franchise fees, royalties and other amounts due from franchisees and trade receivables for the sale of product to franchisees. The Company primarily utilizes historical loss and recovery data, combined with information on current conditions and reasonable and supportable forecasts to develop the estimate of the allowance for doubtful accounts. The allowance for doubtful accounts as of January 2, 2021 and December 28, 2019 was $44 and $276, respectively.

Inventories

Store inventories (totaling $46,090 and $47,472 as of January 2, 2021 and December 28, 2019, respectively) are valued at the lower of cost, determined on the average cost method, or net realizable value. The Company includes freight and labor costs on products purchased from its distribution center in inventory cost.

Wholesale inventories (totaling $50,468 and $39,244 as of January 2, 2021 and December 28, 2019, respectively) are valued at the lower of cost (including freight), determined on the average cost method, or net realizable value.

Volume-based vendor allowances, rebates, and credits that relate to the Company’s store merchandising activities are applied to product cost and recognized in cost of goods sold as the related product is sold.

Property and Equipment

Leasehold improvements, furniture, fixtures, equipment, computer equipment and software, equipment under capital leases, and construction-in-process are carried at cost or if valued in connection with a business combination or impairment, the assets are adjusted to fair value. Depreciation of furniture, fixtures, and equipment is provided utilizing the straight-line method over the estimated remaining useful lives of the respective assets, generally three to ten years. Leasehold improvements are depreciated, utilizing the straight-line method, over the shorter of the term of the lease or the economic life of the improvement. Equipment under capital leases are amortized over the shorter of the lease term or estimated useful life.

12

2. Summary of Significant Accounting Policies (continued)

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. During the fiscal year ended January 2, 2021, the Company recorded a charge of $994 for impairment related to under-performing stores. The net book value of leasehold improvements and other fixed assets for these stores of $1,077 was written down to fair value of $83. During the fiscal year ended December 28, 2019, the Company recorded a charge of $1,258 for impairment related to under- performing stores. The net book value of leasehold improvements and other fixed assets for these stores of $1,447 was written down to fair value of $189.

As of January 2, 2021 and December 28, 2019, property and equipment consisted of the following:

	January 2,	December 28,
	2021	2019	Useful Lives
Furniture, fixtures, and equipment	$31,412	$29,023	3-10 years
Leasehold improvements	44,854	38,823	10-20 years
Computer equipment and software	23,743	21,942	5-10 years
Equipment under capital leases	5,237	4,372	3-5 years
Construction-in-progress	7,548	2,993
Subtotal	112,794	97,153
Accumulated depreciation	(37,724)	(18,451)
Total fixed assets	$75,070	$78,702

Depreciation expense related to property and equipment was $25,715 and $17,907 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively. Depreciation expense included amortization expense on capital leases of $1,505 and $1,088 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively. Accumulated depreciation included accumulated amortization expense on capital leases of $2,609 and $1,132 at January 2, 2021 and December 28, 2019, respectively.

Construction in progress included $1,246 and $553 of store equipment under capital leases not yet placed in service at January 2, 2021 and December 28, 2019, respectively. The January 2, 2021 amount includes $1,042 of store equipment that the Company expects to sublease to franchisees in 2021. The December 28, 2019 amount subleased to franchisees in 2020 was $466.

13

2. Summary of Significant Accounting Policies (continued)

Deferred Rent

The Company recognizes rent holidays and escalating rent provisions on a straight-line basis over the term of the related lease. Deferred rent was $2,010 and $1,051 as of January 2, 2021 and December 28, 2019, respectively, and is recorded in accrued liabilities and other liabilities on the consolidated balance sheets.

Payroll and Benefits

The Company recognizes salaries and benefits as earned. Accrued payroll and benefits of $14,762 and $4,708 are recorded in accrued liabilities at January 2, 2021 and December 28, 2019, respectively.

Financial Instruments

The Company has certain financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these financial instruments approximate fair value due to either the short maturity or the existence of variable interest rates that approximate prevailing market rates.

Federal and State Income Taxes

The Company and its entities, except Service, are organized as limited liability companies. Accordingly, the Company is treated as a partnership and, as such, does not pay federal corporate income taxes on its taxable income. Instead, members of the Company are responsible for reporting and paying federal taxes on their proportionate share of the companies’ taxable income. As such, there is no provision for federal income taxes in the accompanying consolidated financial statements, except for Service (which is a wholly owned C-corporation), and Intermediate (which is an upper tier limited liability company taxed as a C-corporation with a fractional ownership share). These two entities collectively incur a nominal federal income tax expense. State and local taxes owed by such members in jurisdictions that recognize limited liability companies as pass- through entities are paid and accrued as distributions on behalf of such members. The provision for income taxes consists primarily of state and city income taxes in those jurisdictions that do not recognize limited liability companies as pass-through entities for income tax purposes.

Uncertain Tax Positions

The Company has evaluated its tax positions, noting no significant uncertainties. There were no significant penalties or interest incurred during the fiscal years presented.

14

2. Summary of Significant Accounting Policies (continued)

The Company files income tax returns in various state jurisdictions. The Company’s U.S. federal statute of limitations has expired for years prior to 2016 and the relevant state statutes vary.

Costs of Goods Sold

Costs of goods sold include product costs and freight charges, net of vendor discounts, rebates, and allowances.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $10,385 and $9,730 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively.

Loss on Closure of Retail Stores

The Company continuously evaluates the performance of its stores and periodically closes underperforming locations. The costs associated with closing the stores, including future lease payments, lease termination fees, disposal of assets and other related costs, are included in operating income as loss on closure of retail stores.

Goodwill

Goodwill represents the amount of consideration exchanged in excess of the assets and liabilities related to the Merger Transaction described in Note 1. Goodwill is reviewed at least annually for impairment at the end of the fiscal year or on an interim basis if indicators of impairment were present. Generally, fair value is determined at the reporting-unit level using a multiple of earnings and discounted projected future cash flows and is compared to the carrying value of the reporting unit for purposes of identifying potential impairment. The Company identified its company-owned stores, distribution and franchise operations as its reporting units. Projected future cash flows are based on management’s knowledge of the operating environment and expectations for the future. Goodwill impairment would be recognized for any amount by which the reporting unit’s carrying value exceeds its fair value. The Company concluded that there was no goodwill impairment during the fiscal years ended January 2, 2021 and December 28, 2019.

15

2. Summary of Significant Accounting Policies (continued)

Definite-Lived Intangible Assets

ASC 805, Business Combinations, requires acquired identifiable intangible assets to be recognized if the intangible asset is either contractual or separable. The Company recorded intangible assets for franchise rights, trade names and trademarks, customer-related intangibles and non- competition agreements in connection with the Merger Transaction. The values attributed to each intangible asset were determined with the assistance of an independent valuation specialist. These amounts are amortized using the straight-line method over the estimated useful lives of each asset.

Definite-lived intangible assets are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. No impairment was recorded on definite-lived intangible assets during the fiscal years ended January 2, 2021 and December 28, 2019.

Fair Value Measurements

Accounting standards require that certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritized the valuation techniques and inputs used to measure fair value.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level of input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

16

2. Summary of Significant Accounting Policies (continued)

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.	Market approach: prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
B.	Cost approach: amounts that would be required to replace the service capacity of an asset (replacement cost).
C.	Income approach: techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

Assets and liabilities measured at fair value on a recurring basis during the year ended January 2, 2021 are set forth below:

	Asset	Liability	Level 3	Valuation Technique
Contingent consideration (Note 9)	$–	$(21,870)	$(21,870)	C
Equity-based compensation (Note 9)	–	(20,591)	(20,591)	C

Assets and liabilities measured at fair value on a recurring basis during the year ended December 28, 2019 are set forth below:

	Asset	Liability	Level 3	Valuation Technique
Contingent consideration (Note 9)	$–	$(2,717)	$(2,717)	C
Equity-based compensation (Note 9)	$–	$(2,547)	$(2,547)	C

17

2. Summary of Significant Accounting Policies (continued)

Assets and liabilities measured at fair value on a non-recurring basis during the period January 2, 2021 are set forth below:

	Asset	Liability	Level 3	Valuation Technique
Property and equipment (Note 2)	$83	$–	$83	B

Assets and liabilities measured at fair value on a non-recurring basis during the period December 28, 2019 are set forth below:

	Asset	Liability	Level 3	Valuation Technique
Property and equipment (Note 2)	$189	$–	$189	B

Franchise Operations

The Company enters into franchise agreements through Franchising. The number of franchise stores during fiscal years 2019 and 2020 is summarized below:

Franchise store count, December 29, 2018	234
New stores	29
Closed stores	(4)
Acquired from Stores	2
Franchise store count, December 28, 2019	261
New stores	39
Acquired from Stores	3
Acquired by Stores	(1)
Franchise store count, January 2, 2021	302

Franchise stores are not considered variable interest entities and have not been consolidated under the guidance of ASC 810, Consolidation.

18

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Adopted Pronouncement

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgments used in estimating credit losses. The Company adopted this guidance effective December 29, 2019. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Future Accounting Pronouncement

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to put most leases on their balance sheets but recognize expenses on their income statements in a manner similar to today’s accounting. This ASU is effective for fiscal years beginning after December 15, 2021 and for interim periods the following year, with early adoption permitted. This ASU is required to be applied using the modified retrospective approach and full retrospective application is prohibited. The Company is currently evaluating the impact of adopting this standard on the financial statements.

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including March 19, 2021, which is the date the accompanying consolidated financial statements were available to be issued.

On January 23, 2021, PSP Holdings, LLC and other related parties entered into a definitive Equity Purchase Agreement with Franchise Group Newco PSP, LLC, a subsidiary of Franchise Group, Inc. (a Delaware corporation), pursuant to which Franchise Group will acquire 100% of the equity of the Company and its subsidiaries in an all cash transaction valued at approximately $700 million. Under the terms of the agreement, all outstanding equity-based compensation units will fully vest and will be converted into the right to receive purchase consideration in amounts determined under various Equity Grant Agreements. The Company completed the sale on March 10, 2021.

19

3.  Business Combinations and Transaction Costs Disposals

During 2020, the Company completed the sale of three of its stores to three existing franchisees of the Company for total consideration of $1,099, comprised of cash of $993 and a receivable of $106 related primarily to final inventory. The sales resulted in an aggregate loss of $182. The receivable of $106 is included in accounts receivable in the accompanying consolidated balance sheet as of January 2, 2021 and is due in the first quarter of 2021. Under the terms of the sale agreement, the real estate leases for the stores were assigned to the franchisees.

During 2019, the Company completed the sale of two of its stores to two existing franchisees of the Company for total consideration of $467, comprised of cash of $457 and a receivable of $10 related to final inventory. The sales resulted in an aggregate loss of $491. The receivable of $10 is included in accounts receivable in the accompanying consolidated balance sheet as of December 28, 2019 and was paid in the first quarter of 2020. Under the terms of the sale agreement, the real estate leases for the stores were assigned to the franchisees.

The Company remains secondarily liable under the leases. In the event of a failure of the franchisees to pay lease payments, the Company could be obligated to pay the remaining minimum lease payments, which aggregated $2,380 and $1,664 as of January 2, 2021 and December 28, 2019, respectively. If the Company is required to make payments under this guarantee, the Company could seek to recover those amounts from the franchisees and its parent company under the sale agreement. The Company has concluded that an event of default is remote.

Transaction Costs

Transaction related costs of $25,455 and $2,666 were expensed for the fiscal year ended January 2, 2021 and December 28, 2019, respectively, and are included in transaction related costs and charges on the accompanying consolidated statements of operations. Recorded in accrued liabilities are transaction costs of $23,910 and $0 at January 2, 2021 and December 28, 2019, respectively. Transaction costs for fiscal 2020 were primarily related to the definitive Equity Purchase Agreement (Note 2). Transaction costs for fiscal 2019 include costs associated with a potential recapitalization that the Company pursued but did not ultimately complete.

20

4. Intangible Assets and Goodwill

Intangible assets of the Company as of January 2, 2021, which are being amortized, are summarized as follows:

	Gross Carrying Amount	Accumulated Amortization	Ending Balance	Useful Life
Franchise rights	$49,000	$(6,669)	$42,331	15 Years
Trade names and trademarks	59,000	(8,031)	50,969	15 Years
PSP trade name	33,700	(2,752)	30,948	25 Years
Customer relationships	14,000	(2,382)	11,618	12 Years
Non-competition agreements	11,040	(4,508)	6,532	5 Years
Customer lists	810	(551)	259	3 Years
	$167,550	$(24,893)	$142,657

Intangible assets of the Company as of December 28, 2019, which are being amortized, are summarized as follows:

	Gross Carrying Amount	Accumulated Amortization	Ending Balance	Useful Life
Franchise rights	$49,000	$(3,403)	$45,597	15 Years
Trade names and trademarks	59,000	(4,097)	54,903	15 Years
PSP trade name	33,700	(1,404)	32,296	25 Years
Customer relationships	14,000	(1,216)	12,784	12 Years
Non-competition agreements	11,040	(2,300)	8,740	5 Years
Customer lists	810	(281)	529	3 Years
	$167,550	$(12,701)	$154,849

21

4. Intangible Assets and Goodwill (continued)

Amortization expense for the fiscal years ended January 2, 2021 and December 28, 2019 was $12,192 and $12,247, respectively.

Estimated amortization expense on definite-lived intangible assets for the next five fiscal years is as follows:

2021	$12,181
2022	11,923
2023	11,831
2024	9,714
2025	9,714
Thereafter	87,294
Total	$142,657

The carrying value of goodwill was $72,363 as of January 2, 2021 and December 28, 2019 and includes no accumulated impairment.

5. Debt

Long-term debt consists of the following:

	January 2, 2021	December 28, 2019
Senior Note	$191,100	$193,538
Subordinated Note	56,000	56,000
Capital leases	3,964	3,022
Deferred financing costs, net of accumulated amortization	(5,014)	(6,008)
Original issue discount, net of accumulated amortization	(2,363)	(2,825)
Total	243,687	243,727
Less current portion	(13,035)	(2,314)
Long-term portion	$230,652	$241,413

22

5. Debt (continued)

Future maturities of long-term debt (excluding capital lease obligations, see Note 6) as of January 2, 2021 are as follows:

2021	$13,010
2022	1,950
2023	1,950
2024	174,190
2025	56,000
Total	$247,100

During 2018, the Company entered into two credit agreements, a senior credit agreement (“Credit Agreement”) and a subordinated note agreement (“Subordinated Note”) each with various lenders. Proceeds from the initial borrowings under the agreements aggregated to $256,000. In connection with entering into the two credit agreements, the Company paid $3,270 of original issue discount and $7,560 in third-party costs which are accounted for as deferred financing costs.

Credit Agreement

The Credit Agreement includes a $195,000 term loan (“Senior Note”) and a $20,000 revolving loan and letter of credit facility (“Revolving Loan”). Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company. Interest on borrowings under the Credit Agreement is calculated at the Company’s choice of either LIBOR plus a Fixed Rate or a Base Rate plus 3.50%. The Fixed Rate is determined by the Company’s Maximum Leverage Ratio. The Fixed Rate was 4.25% and 4.50% at January 2, 2021 and December 28, 2019, respectively. The Base Rate is defined as the higher of the prime rate or a rate equal to the federal funds rate plus 0.50% or a rate equal to 30-day LIBOR plus 1.00%.

The Senior Note requires quarterly principal payments of $487.5 which commenced March 31, 2019. Beginning with the fiscal year ending December 28, 2019, the Credit Agreement requires an additional principal payment equal to excess cash flow as defined in the agreement (“ECF Payment”). ECF Payments, if any, are due 125 days after the end of each fiscal year. An ECF payment of $11,060 was calculated as of January 2, 2021 and is reflected in the current portion of long-term debt. No payment was due in 2020 for excess cash flows for the fiscal year ended December 28, 2019. Any remaining outstanding balance on the Senior Note is due December 12, 2024. The Credit Agreement provides for borrowings under a Revolving Loan of up to $20,000. The Company borrowed and repaid $20,000 on the Revolving Loan during 2020. The Company had no outstanding borrowings under the Revolving Loan at January 2, 2021 and December 28, 2019. The revolving loan matures December 12, 2023. The available amount under the Revolving Loan commitment may be used by the Company for letters of credit. There were no letters of credit outstanding at January 2, 2021 and December 28, 2019.

23

5. Debt (continued)

Subordinated Note

The Subordinated Note is subordinated to the prior payment of the indebtedness under the Credit Agreement and is due June 12, 2025. The Subordinated Note requires interest only payments quarterly at the rate of 11.50% per annum. The Company may elect to pay up to 1.00% of such interest as payment-in-kind interest (“PIK”) rather than in cash. PIK interest is added to the outstanding principal balance. If the Subordinated Note is still outstanding as of December 12, 2023, a portion, as defined in the agreement, of outstanding PIK interest may be payable. As of January 2, 2021 and December 28, 2019, the Company had not elected the PIK option on any interest payments.

The Credit and Subordinated Note Agreements include various restrictive covenants, including the requirement for the Company to maintain a minimum leverage ratio. As of January 2, 2021 and December 28, 2019, the Company was in compliance with all covenants.

Original issue discount and deferred financing costs are being amortized as interest expense over the term of the various notes utilizing the effective interest method. The Company recorded amortization of original issue discounts under the Credit Agreement and Subordinated Note Agreements of $463 and $425 and deferred financing costs of $994 and $911 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively.

6. Leases

The Company leases its corporate office, its distribution center, its retail stores and other office equipment from third parties under operating leases expiring through 2031. Many leases require additional payments for property taxes and various common area charges, provide for scheduled rent increases during their base terms (which results in deferred rent liability), and provide for renewal options or escalation clauses. Certain store equipment is leased under capital leases.

Total rent expense was $31,060 and $31,429 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively.

24

6. Leases (continued)

Future minimum lease payments required under these leases are as follows:

	Operating Leases	Capital Leases
2021	$32,252	$1,816
2022	29,767	957
2023	25,355	687
2024	21,254	635
2025	16,648	331
Thereafter	32,684	17
Total minimum lease payments	$157,960	4,443
Less imputed interest		(479)
Net present value of capital lease obligations		3,964
Less current installments		(1,614)
Long-term capital lease obligations		$2,350

Short and long-term obligations for capital leases are included in the accompanying consolidated balance sheets in current portion of long-term debt and long-term debt, respectively. The assets under capital leases are included in property and equipment.

The Company enters into subleases for certain store equipment with franchisees which are classified as direct finance leases. Investments in direct finance leases are recorded on a net basis, consisting of gross investment in the lease less unearned income. Unearned income is recognized over the lease term yielding a periodic rate of return on the net investment. Earned income of $221 and $222 is included in store, selling, general, and administrative expenses for the fiscal years ended January 2, 2021 and December 28, 2019, respectively. There was no allowance for uncollectible lease payments as of January 2, 2021 and December 28, 2019.

Net investment in direct financing leases was as follows:

	January 2, 2021	December 28, 2019
Future minimum lease receipts	$3,030	$2,692
Unearned income	(394)	(273)
Current portion included within accounts receivable	(1,288)	(1,022)
Net investment in store equipment leased to franchisees	$1,348	$1,397

25

6. Leases (continued)

As of January 2, 2021, future minimum lease receipts under direct financing leases were as follows:

2021	$1,288
2022	734
2023	458
2024	359
2025	191
Total minimum lease receipts	$3,030

7. Employee Benefit Plans

The Company sponsors a 401(k) employee benefit plan. Generally, all full-time employees meeting certain requirements as to age and length of service are eligible to participate in the 401(k) plan. The Company matches employee contributions at various rates up to 4% of eligible employee contributions. The expense related to the matching contributions to the plan were $1,040 and $946 in the fiscal years ended January 2, 2021 and December 28, 2019, respectively.

8. Commitments and Contingencies

The Company is occasionally named as a defendant in lawsuits, primarily related to employment or general liability claims, in the ordinary course of business. In the opinion of the Company’s management, these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Guarantees

The Company remains secondarily liable under various real estate leases that were assigned to franchisees who acquired retail stores from the Company. In the event of failure of an acquirer to pay lease payments, the Company could be obligated to pay the remaining lease payments which extend through 2030 and aggregated $9,526 as of January 2, 2021. If the Company is required to make payments under these guarantees, the Company could seek to recover those amounts from the franchisees or in some cases their affiliates. The Company believes that payment under these guarantees is remote as of January 2, 2021.

26

9. Equity-Based Compensation and Contingent Consideration

Equity-Based Compensation

In fiscal 2019, the Company established an equity-based compensation plan (the “Plan”) and issued Class B, Class C-1, and Class C-2 interests in Pet Supplies Plus Holdings, LLC. Class B units vest upon satisfaction of a service condition, defined as a 20% increment for each year of service, or immediately upon a change in control transaction or the consummation of an initial public offering (“IPO”). Class C-1 and Class C-2 units vest upon satisfaction of liquidity conditions, defined as a change in control transaction or the consummation of an IPO. Units awarded are subject to certain risks of forfeiture and acceleration of vesting provisions.

Though the various equity-based awards are issued at Pet Supplies Plus Holdings, LLC, the compensation expense has been pushed down to the Company and disclosures have been provided in accordance with push-down accounting.

The units have been accounted for as liability awards under ASC 718, Compensation – Stock Compensation, due to certain repurchase features, and the Company has elected to use the option pricing method and the Black-Scholes option pricing model to determine compensation expense. The fair value of the units is determined at each reporting period based on the estimated fair value of the Company and expected payout to each unit (Level 3 of the fair value hierarchy). To the extent certain market conditions, management’s estimate of enterprise value, or performance based on vesting conditions are adjusted in future periods, the recognition of expense would change.

In 2020, the following assumptions were used in estimating the fair values: discount for lack of marketability of 10.4%, volatility of 57.5%, a risk-free interest rate of 0.1% and a term of 0.25 years.

In 2019, the following assumptions were used in estimating the fair values: discount for lack of marketability of 31%, volatility of 60%, a risk-free interest rate of 1.7% and a term of 4.0 years.

The Company records compensation expense for the service-based Class B units once the award vests utilizing the fair value of the equity awards. The compensation expense for the service-based Class B units is then adjusted to the fair value of the award at each measurement period. As of January 2, 2021 and December 28, 2019, the fair value of the Class B units was $6,918 and $835, respectively. Compensation expense for the Class B units related to the equity awards was $2,355 and $162 for the fiscal years ended January 2, 2021 and December 28, 2019, respectively. Forfeitures of $28 were included in compensation expense for the fiscal year ended January 2, 2021. As of January 2, 2021 and December 28, 2019, the total unrecognized compensation expense for unvested Class B units was $4,401 and $673 respectively. This expense is expected to be recorded over a weighted-average period of 2.3 years.

27

9. Equity-Based Compensation and Contingent Consideration (continued)

Compensation expense for the Class C-1 and Class-2 will be recorded upon satisfaction of liquidity conditions, based on the fair value of the award at the date the liquidity condition is satisfied. As of January 2, 2021 and December 28, 2019, the fair value of the Class C units was $13,673 and $1,712, respectively. In fiscal years 2020 and 2019, no compensation expense was recognized for these units, as no liquidity conditions were satisfied.

A summary of equity-based compensation award activity is presented below.

(units in thousands)	Units	Fair Value
Class B Units
Granted	3,866.6
Vested	(749.5)
Forfeited	–
Unvested as of December 28, 2019	3,117.1	$673
Granted	678.2
Vested	(672.2)
Forfeited	(636.5)
Unvested as of January 2, 2021	2,486.6	$4,401

Class C-1 Units
Granted	4,142.8
Vested	–
Forfeited	–
Unvested as of December 28, 2019	4,142.8	$864
Granted	726.6
Vested	–
Forfeited	(764.8)
Unvested as of January 2, 2021	4,104.6	$7,060

Class C-2 Units
Granted	4,449.7
Vested	–
Forfeited	–
Unvested as of December 28, 2019	4,449.7	$848
Granted	780.4
Vested	–
Forfeited	(821.5)
Unvested as of January 2, 2021	4,408.6	$6,613
All unvested units as of January 2, 2021	10,999.8	$18,074

28

9. Equity-Based Compensation and Contingent Consideration (continued)

Contingent Consideration

Under the terms of the Merger Transaction discussed in Note 1, additional consideration of up to $22,500 may be payable contingent on a future sale of the Company and the achievement of certain minimum returns on the invested capital resulting from the sale, as defined in the agreement. With the assistance of an independent valuation specialist, the contingent consideration was remeasured to fair value. Included in Other liabilities is $21,870 as of January 2, 2021 and $2,717 as of December 28, 2019. The effect of the remeasurement is included in store, selling, general, and administrative expenses in the accompanying consolidated statements of operations.

The increased value of the equity-based compensation awards and contingent consideration as of January 2, 2021 is reflective of the anticipated equity sale referenced in subsequent events (Note 2).

10. Related-Party Transactions

The Company had the following transactions with the majority owner of Holdings:

Paid management fees of $2,250 and $2,320 ($2,250 and $2,320 expensed and $295 and $295 in prepaid expenses). Included in accrued liabilities were transaction costs of $10,500 and $0 for the fiscal years ended January 2, 2021 and December 28, 2019 pursuant to a services agreement. Management fees are included in store, selling, general and administrative expenses and transaction costs are included in transaction related costs and charges in the accompanying consolidated statements of operations.

Paid $2,634 and $1,679 in interest expense for the fiscal years ended January 2, 2021 and December 28, 2019, respectively, related to $18,000 of Subordinated Note indebtedness as of January 2, 2021 and December 28, 2019.

29